Exhibit 99.1

      Columbia Bancorp Announces Re-Activation of Stock Repurchase Program

    COLUMBIA, Md., June 4 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBMD), parent company of The Columbia Bank (collectively, the "Company"), announced today that it will reactivate its stock repurchase program, which was approved by the Board of Directors in October 2000. The stock repurchase program provides for the repurchase of up to 500,000 shares of Common Stock in the open market or in privately negotiated transactions. Shares repurchased under the program to-date total 114,646 shares. At this time, the Company intends to repurchase approximately 20,000 shares. The timing and amounts of these and future repurchases will depend on many factors, including the Company's capital structure, the market price of the Common Stock and overall market conditions.


    ABOUT COLUMBIA BANCORP

    Columbia Bancorp, headquartered in Columbia, Maryland, is a bank holding company and parent company of The Columbia Bank, a commercial bank. The Columbia Bank currently operates twenty-four banking offices in the Baltimore/Washington Corridor and provides a full range of financial services to consumers and businesses. Columbia Bancorp's Common Stock is traded on the National Market tier of The Nasdaq Stock Market(SM) under the symbol "CBMD."


    FORWARD-LOOKING STATEMENTS

    Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Columbia Bancorp's current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of interest rate fluctuations, a deterioration of economic conditions in the Baltimore/Washington metropolitan area, a downturn in the real estate market, losses from impaired loans, an increase in non-performing assets, potential exposure to environmental laws, federal and state bank laws and regulations, the highly competitive nature of the banking industry, a loss of key personnel, changes in accounting standards and other risks described in this filing and the Company's other filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Columbia Bancorp undertakes no obligation to update or revise the information contained in this filing whether as a result of new information, future events or circumstances or otherwise. Past results of operations may not be indicative of future results.



SOURCE  Columbia Bancorp
    -0-                             06/04/2004
    /CONTACT: John A. Scaldara, Jr., President and COO of Columbia Bancorp, +1-410-423-8012/
    /Company News On-Call:  http://www.prnewswire.com/comp/127921.html/
    /Web site:  http://www.columbank.com /
    (CBMD)

CO:  Columbia Bancorp
ST:  Maryland
IN:  FIN
SU: